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                                                                    EXHIBIT 99.3

KIMBERLY-CLARK CORPORATION                               SCOTT PAPER COMPANY
DALLAS, TEXAS                                            BOCA RATON, FLORIDA
Contact: Tina Barry                                      Contact: Ed Fishbough
         (214) 281-1484                                           (407) 989-2321
                                                                  Pete Judice
                                                                  (212) 614-4506


For Immediate Release:

                EUROPEAN COMMISSION ALLOWS KIMBERLY-CLARK/SCOTT
                            GLOBAL MERGER TO PROCEED

                             ---------------------

                     LIFTING OF SUSPENSION ORDER CLEARS WAY
                           FOR MERGER TO CLOSE TODAY

DALLAS and BOCA RATON, December 12, 1995 -- Kimberly-Clark Corporation (NYSE:KMB) and Scott Paper Company (NYSE:SPP) said they are pleased the European Commission has accepted the companies' request to be allowed to proceed on schedule with their global merger. In a statement earlier today, the Commission announced it was lifting its suspension order that prohibited the completion of the merger and it would allow the companies to manage their European operations separately pending completion of the Commission's review in January.

     Kimberly-Clark and Scott will hold separate shareholder meetings today, December 12, at which shareholders will vote on the proposed merger. Upon approval by the shareholders of both companies, the merger will then become effective later today.

     Noting Commissioner Karel Van Miert's comment last week that progress had been made in clearing the case, Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark, and Albert J. Dunlap, chairman and chief executive officer of Scott Paper, said in a joint statement: "We are encouraged by this positive news from the European Commission. The Commission's direct, professional approach to resolving competitive concerns has enabled us to conduct frank negotiations to address their issues."

     They added: "The Commission's main concern has been the combined company's potential share of the consumer tissue market in the United Kingdom and Ireland. We are optimistic that our proposals will satisfy their concerns and will result in an acceptable business solution."

     The companies expect to reach agreement with the U.S. Department of Justice on a consent decree this morning.

     Under the terms of the merger, Scott shareholders will receive 0.78 of a share of Kimberly-Clark common stock for each share of Scott common stock. The combined company will then have a total of approximately 280 million shares outstanding.

     Kimberly-Clark and Scott originally announced their merger agreement on July 17, 1995. The merger will create a global consumer products company with approximately $12 billion in annual revenues. The combined company will offer a diversified product line with such well-known brand names as Kleenex, Scott, Cottonelle, Viva, Huggies, Kotex and Depend.